EXHIBIT 5.1

JONES DAY

June 3, 2013
Verint Systems Inc.
330 South Service Road
Melville, New York 11747
Re:    Registration Statement on Form S-8 Filed by Verint Systems Inc.
Ladies and Gentlemen:
We have acted as counsel for Verint Systems Inc., a Delaware corporation (the “Company”), in connection with the authorization of the issuance or delivery and sale of up to 2,695,504 shares of common stock, par value $0.001 per share, of the Company (the “Shares”) granted pursuant to the Amended and Restated Comverse Technology, Inc. 2011 Stock Incentive Compensation Plan (the “Plan”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder will be, when issued or delivered and sold in accordance with the Plan and the applicable award agreements, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.
The opinion expressed herein is limited to the General Corporation Law of the State of Delaware as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which such Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

Verint Systems Inc.
June 3, 2013

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/S/ JONES DAY